Exhibit 10.56

2007 VeriChip Corporation Executive Management Incentive Plan

To:	Executive Management
From:	Compensation Committee of the Board of Directors
Date:	April 2, 2007

Re: 2007 VeriChip Corporation Executive Management Incentive Plan

This Executive Management Incentive Plan (the “Plan”) is designed to recognize and reward the contributions of management that result in the achievement of goals and objectives that, in the judgment of the Compensation Committee of the Board of Directors of VeriChip Corporation (the “Company”), are important to the short-term and long-term success of the Company.

The eleven factors that will be considered in determining executive management bonuses are (in no order of importance and in no order of likelihood of success):

1.	Consolidated revenue for 2007

2.	Implantable division revenue for 2007

3.	2007 year end common stock price per share

4.	Cash balance as of December 31, 2007

5.	Strategic partnerships and distribution agreements

6.	Strategic acquisition

7.	EBITDA of Canadian operations

8.	Infrastructure build out targets for VeriMed business

9.	Analyst coverage for common stock

10.	SOX and financial audit

11.	Discretionary by Compensation Committee of the Board

The Compensation Committee recognizes that there may be situations where the long-term best interest of the Company and its stockholders may be in conflict with the short -term achievement of a goal set out in this Plan. In those rare situations, it is the clear intention of the Compensation Committee that the executive management team take the initiative to come to the Compensation Committee for consideration. It is clear that the primary responsibility of all the executives of the Company is to perform their obligations and duties to the Company and its stockholders without regard to personal short term gain.

If the Compensation Committee determines that, as a result of a change in the business, operations, corporate structure or capital structure of the Company, or the manner in which the Company conducts its business, or any other events or circumstances, the performance factors are no longer suitable, the Compensation Committee may in its discretion and to the extent it deems appropriate modify, change or eliminate such performance factors or the related minimum acceptable level of achievement, in whole or in part, as the Compensation Committee deems appropriate and equitable. In addition, the Compensation Committee shall have the authority to make equitable adjustments to the performance factors, or the method of calculating attainment of the performance factors, in recognition of unusual or non-recurring events affecting the Company or any subsidiary or the financial statements of the Company or any subsidiary in response to or in recognition of changes in applicable laws or regulations, or to account for items of gain, loss, deduction or expense determined to be extraordinary, nonrecurring or unusual in nature or infrequent in occurrence, including, by way of example only, asset write-downs and litigation or claim judgments or settlements, or related to the disposal of a segment of a business or related to a change in accounting principles.

Summary of Calculation of Bonus

Each executive earns points for meeting or exceeding the goals as set forth in the table below. The points assigned reflect the seniority of the executive as well as the anticipated involvement of that executive in achieving the goal.

Executive Management: Scott Silverman, William Caragol and Michael Feder

	Silverman	Caragol	Feder
Consolidated revenue of $32.0 million for 2007	3	2	0.5
Consolidated revenue of $33.6 million for 2007	1	1	1
Consolidated revenue of $35.2 million for 2007	1	1	1
Implantable revenue of $250 thousand for 2007	1	0.5	0.5
Implantable revenue of $500 thousand for 2007	1	0.5	0.5
Implantable revenue of $750 thousand for 2007	1	0.5	0.5
Implantable revenue of $1.0 million for 2007	1	0.5	0.5
Implantable revenue of $2.5 million for 2007			1
December 31, 2007 common stock price in excess of IPO price	2	0.67
December 31, 2007 common stock price 25% in excess of IPO price	1	0.33
Total cash at December 31, 2007 of $8.5 million	1	1
Strategic partnership and distribution agreements (other than Henry Schein)	1	0.5	1
Strategic acquisition	1	0.5
EBITDA of Canadian operations of $4.8 million	2	1
SOX 404 and audit opinion without material deficiencies	1	1
VeriMed hospitals in network of 800 at December 31, 2007 and protocol adopted hospitals of 200 at December 31, 2007	1	0.5	2
Analyst coverage by three equity research analysts	2	1
Discretionary by the Compensation Committee	Up to 10 pts.	Up to 5 pts.	Up to 2 pts.
TOTAL POINT POTENTIAL	31 pts.	17.5 pts.	10.5 pts.

All amounts above are in U.S. dollars.

Point Value -

U.S.$50,000 for each point

Notes:

1.	No executive can earn more than 100% of points listed for that item.

2.	Revenue based points are incremental at each new level. For example, for Mr. Silverman’s point accumulation – at $34 million of consolidated revenue 4 points are earned (3 points for $32 million, plus 1 point for reaching $33.6 million)

3.	EBITDA is determined after giving effect to Canadian management bonuses, but before the impact of any bonus to the CEO of VeriChip Corporation, a Canadian corporation.

4.	The year end stock price shall be calculated based on the average of the ending price on the last twenty trading days of the year.

Pursuant to this Plan, any bonus shall be deemed earned on December 31, 2007, and the Company shall makes its best effort to pay such bonus within sixty days of year end.